Exhibit 10.33

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

OF

OWNERSHIP INTERESTS

in

PGREF I PARAMOUNT PLAZA, L.P.

a Delaware limited partnership

by and between

BCSP 1633 BROADWAY, LLC,

a Delaware limited liability company,

as Seller

and

PARAMOUNT DEVELOPMENT AND INVESTMENT, INC.,

a Delaware corporation,

as Purchaser,

PGREF I PARAMOUNT PLAZA GP, LLC,

a Delaware limited liability company, and

PARAMOUNT GROUP, INC.,

a Delaware corporation,

solely for the limited purpose set forth herein

Dated as of: September 4, 2014

List of Exhibits

Exhibit A	–	Form of Assignment and Assumption of Interest
Exhibit B	–	Form of Mutual Release
Exhibit C	–	Form of Lock-Up Agreement
Exhibit D	–	Transfer Tax Calculation

i

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, made as of this 4th day of September, 2014 (this “Agreement”), by and between BCSP 1633 BROADWAY, LLC, a Delaware limited liability company (“Seller”), having an office at 200 State Street, 5th Floor, Boston, MA 02109, PARAMOUNT DEVELOPMENT AND INVESTMENT, INC., a Delaware corporation (“Purchaser”), having an office at c/o Paramount Group, Inc., 1633 Broadway, Suite 1801, New York, New York 10019, PGREF I PARAMOUNT PLAZA GP, LLC, a Delaware limited liability company (“Paramount GP”), having an office at c/o Paramount Group, Inc., 1633 Broadway, Suite 1801, New York, New York 10019, and PARAMOUNT GROUP, INC., a Delaware corporation (“PGI”), having an office at c/o Paramount Group, Inc., 1633 Broadway, Suite 1801, New York, New York 10019, solely with respect to Section 8.7 of this Agreement.

W I T N E S S E T H:

WHEREAS, Seller, Paramount GP, 1633 FUNDING, LLC, a Delaware limited liability company (“1633 Funding”), PARAMOUNT GROUP REAL ESTATE FUND I, L.P., a Delaware limited partnership (“Fund I”), PARAMOUNT GROUP REAL ESTATE FUND IV, L.P., a Delaware limited partnership (“Fund IV”) and PGREF IV PARALLEL FUND (CAYMAN), L.P., a Cayman Islands entity (“PGREF IV CAYMAN”), are parties to that certain Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”) of PGREF I PARAMOUNT PLAZA, L.P., a Delaware limited partnership (the “Partnership”) dated as of July 28, 2011. Paramount GP, Fund I, Fund IV and PGREF IV Cayman are each a “Paramount Partner” and collectively the “Paramount Partners”;

WHEREAS, pursuant to the Partnership Agreement, Seller currently holds an interest as a common limited partner in the Partnership (the “Interest”), which includes twenty-four and 50/100 percent (24.50%) of the Common Percentage Interests (as defined in the Partnership Agreement) in the Partnership;

WHEREAS, the Partnership indirectly through various subsidiaries owns the fee and leasehold interests with respect to land and improvements located at and known as 1633 Broadway, New York, New York (the “Property”);

WHEREAS, PGI (together with the Paramount Partners, each a “Paramount Party” and collectively the “Paramount Parties”) serves as property manager with respect to the Property pursuant to that certain Property Management Agreement dated as of December 7, 2006 (as amended, the “Property Management Agreement”);

WHEREAS, this Agreement is being entered into in connection with a potential initial public offering (the “IPO”) of Paramount Group, Inc. a Maryland corporation (the “Public REIT”) that is or will be the sole direct or indirect general partner in a newly formed limited partnership (the “Operating Partnership”);

WHEREAS, in connection with the IPO, the interests in the Partnership (other than the interests of 1633 Funding, LLC) and Paramount GP, as applicable, will be directly or indirectly conveyed (the “IPO Transfer”) into the Operating Partnership (or to the Public REIT who will, in turn, contribute such interests to the Operating Partnership in exchange for units therein).

WHEREAS, it is expected that following such merger, contribution or transfer, the Public REIT will undergo the IPO and intends to make an election in order to qualify as a real estate investment trust in accordance with Sections 856 through 859 of the Code (the “REIT Election”) and, following the IPO, shares of the Public REIT will be regularly traded on the New York Stock Exchange and Operating Partnership units will, among other things, be convertible into shares in the Public REIT which, in each case, would constitute transfers of indirect interests in the Partnership (sales and other transfers of shares in the Public REIT and limited partner units in the Operating Partnership are, collectively, the “Post IPO Transfers”);

WHEREAS, Purchaser hereby notifies Seller that in connection with the IPO, PGI, as the manager under the Management Agreement, intends to assign or otherwise transfer the Property Management Agreement (the “Management Assignment”) to an affiliate of the Operating Partnership (the “Replacement Property Manager”), which Replacement Property Manager is an affiliate of PGI, or to cause such Replacement Property Manager to enter into a replacement property management agreement (a “Replacement Agreement”) on terms that are substantially similar to the Property Management Agreement;

WHEREAS, prior to the execution of this Agreement, 1633 Funding provided their consent to the IPO Transfer, IPO, the REIT Election, the Post-IPO Transfers and the Management Assignment, the Replacement Property Manager and the Replacement Agreement, if any; and

WHEREAS, Purchaser desires to acquire the Interest, which comprises all of Seller’s interest in the Partnership, and Seller has agreed to sell to Purchaser the Interest for the consideration and upon the terms, covenants, and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises, the mutual agreements, provisions, and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby expressly acknowledged by the parties hereto, Seller and Purchaser do hereby agree and covenant as follows:

1. Sale of Interest. Subject to the terms and conditions herein provided and subject to the concurrent consummation of the IPO, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller, the Interest, together with all economic, voting, and other rights and interests appurtenant to such partnership interest.

1.1 Closing. The closing (the “Closing”) of the Transaction (hereinafter defined) contemplated by this Agreement shall take place on the same business day as the occurrence of the IPO (but in no event later than the closing of such IPO) (the “Closing Date”), subject to satisfaction or waiver of the applicable conditions set forth in Article 11. The Purchaser shall deliver a closing notice (the “Closing Notice”) to Seller no less than five (5) Business Days prior to Purchaser’s reasonable anticipation of the pricing of the IPO. The Closing shall occur through escrow and the parties agree to deliver all documents associated with the Closing in escrow no later than the pricing of the IPO to enable the Closing to occur on the same business day as the occurrence of the IPO.

1.2 Outside Date. In the event that the Closing shall not have occurred on or prior to December 31, 2014 (or such later date as the parties otherwise may agree in writing, the “Outside Date”), then this Agreement shall be deemed to have been automatically terminated, without any additional act by either of the parties hereto, unless on or before such Outside Date, the parties hereto agree in writing to extend the Outside Date to a different date. In the event of termination pursuant to this Section 1.2, the parties hereto shall have no further rights or obligations hereunder, other than those rights and obligations expressly stated to survive a termination hereof.

1.3 Closing Contingent Upon IPO. Notwithstanding anything to the contrary contained in this Agreement, unless waived by Purchaser, any obligation of Purchaser or Seller to consummate the Transaction is contingent upon the occurrence of the IPO and the IPO will be consummated in the sole and absolute discretion of Purchaser (and its affiliates). Purchaser (and its affiliates) may decide for any reason or no reason at all not to consummate the IPO and nothing contained in this Agreement shall be construed as an obligation on behalf of Purchaser (and its affiliates) to consummate the IPO.

1.4 Continuation of Partnership Agreement. Notwithstanding anything to the contrary contained in this Agreement (except as expressly set forth in Section 23 hereof with respect to Forced Sale Rights and Section 2.3 hereof with respect to Capital Contributions (as defined in the Partnership Agreement)), unless waived in writing by the parties hereto, the terms and conditions of the Partnership Agreement, and the obligations of any of the parties hereto (and their applicable affiliates) thereunder, shall remain in full force and effect through and until the Closing hereunder. Except where expressly provided otherwise in this Agreement, in the event of any conflict between the provisions of this Agreement and the provisions of the Partnership Agreement, the provisions of the Partnership Agreement shall be deemed to govern.

2. Purchase Price, No Prorations and Manner of Payment.

2.1 Purchaser shall acquire the Interest (the “Transaction”) for a fixed purchase price equal to One Hundred Eighty-Four Million Four Hundred Fifty-Nine Thousand and No/100 Dollars ($184,459,000.00) (the “Purchase Price”). In addition to the Purchase Price, Seller shall also be entitled to reimbursement at Closing for the sum of all Capital Contributions made by Seller from and after the execution of that certain term sheet dated as of August 27, 2014 by and between Seller and Purchaser (the “Term Sheet”) and on or prior to the Closing, with such reimbursement to be in the form of either an increase in the Purchase Price or a cash distribution under the Partnership Agreement; provided however that such amounts shall be credited to Seller as additional Purchase Price unless Roberts and Holland provides a tax opinion acceptable to Seller that such payments may be excluded from the Purchase Price for purposes of calculating the 40% test needed for the Transaction to qualify as a REIT transfer for New York State and New York City transfer tax purposes.

2.2 If Closing shall occur, Purchaser shall, on the Closing Date, deliver the Purchase Price to Seller, as follows: (i) sixty percent (60%) of the Purchase Price, net only of transfer taxes associated with the Transaction (the “Cash Consideration”), shall be paid by bank wire transfer of immediately available funds to an account designated by Seller and (ii) Purchaser shall cause the Public REIT to issue to Seller a number of shares of common stock of the Public REIT (the “REIT Shares”) equal to (A) forty percent (40%) of the Purchase Price divided by (B) the per share public offering price of the common stock of the Public REIT in the IPO. The parties agree that the transfer taxes to be deducted from the Purchase Price at Closing shall equal 24.5% of the amount of transfer taxes computed as if the Property were transferred in a transaction that qualified as a REIT transfer (a “REIT Transfer”) for New York State and New York City transfer tax purposes whether or not the Transaction actually qualifies as a REIT Transfer. The parties agree that transfer taxes associated with the Transaction are currently estimated to be $3,264,046.81 computed in accordance with Exhibit D attached hereto, with a true up of such calculation as of the Closing Date to occur within a reasonable time after the Closing pursuant to the provisions of Section 14.1 hereof.

2.3 Except as expressly contemplated in Section 2.1, there will be no prorations or adjustments to the Purchase Price, including, without limitation no prorations or adjustments for any tenant security deposits, rents, taxes, broker fees, leasing costs, capital improvements, goods, services, or otherwise, as such costs and expenses will remain a liability of the Partnership, and the cash representing such deposits will remain in a bank account (segregated if required by law or the leases) of the Partnership on and after the Closing Date. All such costs rendered at or in connection with the Property shall be paid for by the Partnership in the ordinary course of business. Notwithstanding the foregoing, the parties acknowledge and agree that Seller shall have no further obligations to contribute capital pursuant to the Partnership Agreement from and after the date of execution of the Term Sheet; provided, however, that in the event that the Closing occurs after the next (and any subsequent) Preferred Quarterly Payment Date pursuant to the Partnership Agreement, Seller shall contribute its pro rata share of each such payment occurring prior to the earlier of Closing or the termination of this Agreement on the Preferred Quarterly Payment Date in accordance with the terms of the Partnership Agreement, subject to reimbursement of such Capital Contribution or adjustment to Purchase Price pursuant to Section 2.1 hereof.

3. Deliveries on Behalf of Seller. At the Closing, Seller will duly execute, acknowledge (where appropriate), and/or deliver the following:

3.1 Assignment and Assumption of the Interest owned by Seller, in the form attached hereto as Exhibit A (the “Assignment and Assumption”), whereby Seller shall transfer and assign the Interest to Purchaser and Purchaser shall accept such assignment and assume related liabilities;

3.2 A certificate of Seller dated as of the Closing Date certifying that the conditions set forth in Sections 11.2.3 and 11.2.4 have been satisfied;

3.3 If a search of the title to the Interest discloses judgments, penalties, or other returns against other persons having names the same as or similar to that of Seller, Seller will, on request, deliver to Purchaser (or cause to be delivered to Purchaser) an affidavit from Seller showing that such judgments, penalties, or other returns are not against such Seller; or in the event that such judgments, penalties, or other returns are against Seller, Seller shall be obligated either (i) to cause all such judgments, penalties, or other returns to be released, satisfied, and otherwise discharged of record and shall provide evidence of same to Purchaser, or (ii) indemnify Seller on terms to be reasonably agreed upon by the parties, for any claims, demands, damages, liabilities, losses, costs, and/or expenses, including, without limitation, reasonable attorney’s fees and disbursements, incurred by Seller as a result of the foregoing;

3.4 An affidavit duly executed by Seller (or, if applicable, its owner for U.S. federal income tax purposes) stating that it is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act;

3.5 Executed closing statement, approved by Purchaser, for the Transaction consistent with this Agreement;

3.6 An unconditional mutual release of partnership obligations in the form of Exhibit B attached hereto and made a part hereof (the “Mutual Release”) executed by Seller;

3.7 Transfer tax forms, or signature pages to transfer tax forms, executed by Seller;

3.8 A lock-up agreement with respect to the REIT Shares in the form of Exhibit C attached hereof and made a part hereof (the “Lock-Up Agreement”) executed by Seller.

3.9 Any and all documents and/or affidavits reasonably requested by Purchaser that are reasonably necessary to consummate the Transaction to be executed and delivered by Seller, as long as no material liability not contemplated hereunder shall be incurred in connection with such documents and/or affidavits, and such other and further documents and instruments as are expressly provided for or contemplated herein to be delivered by Seller; and

3.10 The following documents with respect to Seller:

3.10.1 A good standing certificate for Seller from the State of Delaware dated no earlier than thirty (30) days prior to Closing;

3.10.2 An incumbency certificate evidencing that the persons signing the Seller Documents on behalf of Seller are authorized to do so; and

3.10.3 A written resolution by the appropriate beneficial owners of the interests of Seller approving the Transaction.

4. Deliveries on Behalf of Purchaser. At the Closing, Purchaser or Purchaser’s Assignee (as defined herein), as applicable, will duly execute, or cause to be executed, acknowledge (when appropriate) and/or deliver, or cause to be delivered, the following:

4.1 The Assignment and Assumption, duly executed by Purchaser or Purchaser’s Assignee;

4.2 A certificate of Purchaser (or, if applicable, of Purchaser’s Assignee), dated as of the Closing Date certifying that the conditions set forth in Sections 11.1.4 (with respect to Purchaser or Purchaser’s Assignee, as applicable) and 11.1.5 (with respect to Purchaser or Purchaser’s Assignee, as applicable) have been satisfied;

4.3 A certificate of Paramount GP dated as of the Closing Date certifying that the conditions set forth in Sections 11.1.4 (with respect to Paramount GP) and 11.1.5 (with respect to Paramount GP) have been satisfied;

4.4 Executed closing statement, approved by Seller, for the Transaction consistent with this Agreement;

4.5 The Mutual Release executed by the Paramount Parties;

4.6 Any and all documents and/or affidavits reasonably requested by Seller that are reasonably necessary to consummate the Transaction to be executed and delivered by Purchaser, Purchaser’s Assignee or Paramount GP, as applicable, as long as no material liability not contemplated hereunder shall be incurred in connection with such documents and/or affidavits, and such other and further documents and instruments as are expressly provided for or contemplated herein to be delivered by Purchaser, Purchaser’s Assignee or Paramount GP to Seller; and

4.7 The following documents with respect to each of Purchaser, Purchaser’s Assignee (if applicable) and Paramount GP:

4.7.1 A good standing certificate for such party from such party’s jurisdiction of organization dated no earlier than thirty (30) days prior to Closing;

4.7.2 An incumbency certificate for such party evidencing that the persons signing the Purchaser Documents or Paramount GP Documents, as applicable, on behalf of such party are authorized to do so; and

4.7.3 Evidence from a controlling party of such party stating that such controlling party has approved the Transaction.

4.8 Certificates, or evidence of book entry delivery, representing the REIT Shares issued in the name of Seller.

5. Representations and Warranties of Purchaser. In order to induce Seller to enter into the transactions provided for in this Agreement, Purchaser hereby represents and warrants to Seller that, as of the date of this Agreement and as of the Closing Date (unless otherwise noted), the following representations and warranties shall be true and correct in all material respects, which representations and warranties shall survive the Closing hereunder pursuant to the terms of Article 9 hereof:

5.1 Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware. Purchaser has the full power and authority to (a) enter into the Transaction contemplated by this Agreement, (b) acquire the Interest, and (c) execute, deliver, and perform this Agreement, the Assignment and Assumption, and the other documents, certificates, releases, agreements and instruments contemplated hereby to be executed and delivered by Purchaser at Closing (collectively, the “Purchaser Documents”). The execution, delivery, and performance by Purchaser of this Agreement and the other Purchaser Documents has been duly authorized by all necessary organizational action of Purchaser, and this Agreement is, and at the Closing, the other Purchaser Documents will, when executed and delivered by Purchaser, constitute the legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms and provisions, subject to applicable bankruptcy and other like laws affecting the rights of contractual parties and creditors generally, and the exercise of judicial or administrative discretion in accordance with general equitable principles (whether such enforceability is considered in a proceeding in equity or at law). Public REIT is a corporation duly organized and validly existing under the laws of the State of Maryland. Operating Partnership is a limited partnership duly organized and validly existing under the laws of the State of Delaware. Prior to the Closing, the Public REIT will have the full power and authority to (a) issue the REIT Shares to the Seller, (b) consummate the IPO Transfer, (c) consummate the IPO, and (d) execute, deliver, and perform any documents, certificates, releases, agreements and instruments to be executed and delivered by Public REIT at Closing (collectively, the “REIT Documents”). Prior to the Closing, the consummation by the Public REIT and the Operating Partnership of the IPO Transfer, the IPO and the issuance of the REIT Shares will have been duly authorized by all necessary organizational action of the Public REIT. When issued by the Public REIT as provided herein, the REIT Shares will be duly and validly issued and outstanding, fully paid and nonassessable, and free and clear of any mortgage, lien, charge or encumbrance of any nature whatsoever and, assuming the accuracy of the representations and warranties of the Seller in Section 7.14, shall have been issued in compliance with all applicable securities laws. No documents of the Public REIT or Operating Partnership govern the rights and obligations of Seller with respect to the REIT Shares other than this Agreement, the Lock-Up Agreement and the organizational documents of the Public REIT and Operating Partnership.

5.2 There are no suits, actions, or proceedings pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser before or by any court or administrative agency or officer, to prohibit or enjoin the consummation of the Transaction provided for herein or which could materially and adversely affect the ability of Purchaser to perform its obligations under the Purchaser Documents. There are no suits, actions, or proceedings pending or, to the knowledge of Purchaser, threatened against or affecting the Public REIT or the Operating Partnership before or by any court or administrative agency or officer, to prohibit or enjoin the consummation of the Transaction provided for herein or which could materially and adversely affect the ability of the Public REIT to issue the REIT Shares to the Seller as provided herein.

5.3 Except as provided for in this Agreement, no consent, approval, or other action of, or filing or registration with, any governmental agency or commission is required in connection with the execution, delivery, observance, or performance by Purchaser of this Agreement or the Transaction provided for herein. No consent, approval, or other action of, or filing or registration with, any governmental agency or commission is required for the Public REIT or the Operating Partnership in connection with the Transaction provided for herein (including, without limitation, the issuance of the REIT Shares to the Seller) other than those obtained in connection with the IPO.

5.4 The execution and delivery of this Agreement and the other Purchaser Documents executed and delivered by Purchaser, the Transaction provided for herein and therein, respectively, and compliance with or fulfillment of the material terms hereof and thereof, will not (a) result in a material breach of, or constitute a material default under or conflict with, or result in the creation of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Purchaser, or any subsidiary of Purchaser, pursuant to, any of the terms and provisions of any loan agreement, agreement, indenture, mortgage, lien, lease, consent, license, franchise, financing, or other instrument or agreement to which Purchaser, or any subsidiary of Purchaser, is bound or under which Purchaser’s properties, or the properties of any Purchaser subsidiary, are affected or (b) violate any law, rule, regulation, judgment, order, decree, writ, or injunction applicable to Purchaser or any subsidiary of Purchaser. The consummation of the Transaction provided for herein (including, without limitation, the issuance of the REIT Shares to the Seller), and compliance with or fulfillment of the terms hereof and thereof, will not (a) result in a material breach of, or constitute a material default under or conflict with, or result in the creation of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Public REIT, or any subsidiary of the Public REIT (including, without limitation, the Operating Partnership), pursuant to any of the terms and provisions of any loan agreement, agreement, indenture, mortgage, lien, lease, consent, license, franchise, financing, or other instrument or agreement to which the Public REIT, or any subsidiary of the Public REIT (including, without limitation, the Operating Partnership), is bound or under which the Public REIT’s properties, or the properties of any Public REIT subsidiary (including, without limitation, the Operating Partnership), are affected or (b) violate any law, rule, regulation, judgment, order, decree, writ, or injunction applicable to the Public REIT or any subsidiary of the Public REIT (including, without limitation, the Operating Partnership).

5.5 Purchaser represents that neither Purchaser, the Public REIT nor the Operating Partnership is a Prohibited Person, as such term is hereinafter defined. “Prohibited Person” means any of the following. (a) a person or entity that is listed in the Annex to, or otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” or persons or entities with whom a citizen of the United States is restricted from doing business with by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States including those listed on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control; or (d) a person or entity that is affiliated with any person or entity identified in clause (a), (b), and/or (c) above.

5.6 There has not been filed by or against Purchaser, the Public REIT or the Operating Partnership, or any corporation, partnership, limited liability company, or other entity with respect to which Purchaser, the Public REIT or the Operating Partnership is a principal shareholder, controlling person, general partner, or managing member, as the case may be, a petition in bankruptcy or insolvency proceedings or for reorganization, or for the appointment of a receiver or trustee, nor has any such entity made an assignment for the benefit of creditors or filed a petition for an arrangement or entered into an arrangement with creditors or admitted in writing the inability to pay its debts as they become due.

6. Representations and Warranties of Paramount GP. In order to induce Seller to enter into the transactions provided for in this Agreement, Paramount GP hereby represents and warrants to Seller that, as of the date of this Agreement and as of the Closing Date (unless otherwise noted), the following representations and warranties shall be true and correct in all material respects, which representations and warranties shall survive the Closing hereunder pursuant to the terms of Article 9 hereof:

6.1 Paramount GP is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Paramount GP has the full power and authority to execute, deliver, and perform this Agreement, and the other documents, certificates, releases, agreements and instruments contemplated hereby to be executed and delivered by Paramount GP at Closing (collectively, the “Paramount GP Documents”). The execution, delivery, and performance by Paramount GP of this Agreement and the other Paramount GP Documents has been duly authorized by all necessary organizational action of Paramount GP, and this Agreement is, and at the Closing, the other Paramount GP Documents will, when executed and delivered by Paramount GP, constitute the legal, valid, and binding obligations of Paramount GP, enforceable against Paramount GP in accordance with their respective terms and provisions, subject to applicable bankruptcy and other like laws affecting the rights of contractual parties and creditors generally, and the exercise of judicial or administrative discretion in accordance with general equitable principles (whether such enforceability is considered in a proceeding in equity or at law).

6.2 There are no suits, actions, or proceedings pending or, to the knowledge of Paramount GP, threatened against or affecting Paramount GP before or by any court or administrative agency or officer, to prohibit or enjoin the consummation of the Transaction provided for herein or which could materially and adversely affect the ability of Paramount GP to perform its obligations under the Paramount GP Documents.

6.3 Except as provided for in this Agreement, no consent, approval, or other action of, or filing or registration with, any governmental agency or commission is required in connection with the execution, delivery, observance, or performance by Paramount GP of this Agreement or the Transaction provided for herein.

6.4 The execution and delivery of this Agreement and the other Paramount GP Documents executed and delivered by Paramount GP, the Transaction provided for herein and therein, respectively, and compliance with or fulfillment of the terms hereof and thereof, will not (a) result in a breach of, or constitute a default under or conflict with, or result in the creation of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Paramount GP, or any subsidiary of Paramount GP, pursuant to, any of the terms and provisions of any loan agreement, agreement, indenture, mortgage, lien, lease, consent, license, franchise, financing, or other instrument or agreement to which Paramount GP, or any subsidiary of Paramount GP, is bound or under which Paramount GP’s properties, or the properties of any Paramount GP subsidiary, are affected or (b) violate any law, rule, regulation, judgment, order, decree, writ, or injunction applicable to Paramount GP or any subsidiary of Paramount GP.

6.5 The execution and delivery of this Agreement and the other documents, certificates, releases, agreements and instruments contemplated hereby to be executed and delivered by the parties at Closing, the Transaction provided for herein and therein, respectively, and compliance with or fulfillment of the terms hereof and thereof, will not (a) result in a breach of, or constitute a default under or conflict with, or result in the creation of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Partnership, or any subsidiary of the Partnership, pursuant to, any of the terms and provisions of the Partnership Documents, or any loan agreement, agreement, indenture, mortgage, lien, lease, consent, license, franchise, financing, or other instrument or agreement to which the Partnership, or any subsidiary of the Partnership, is bound or under which the Partnership’s properties, or the properties of any Partnership subsidiary, are affected or (b) violate any law, rule, regulation, judgment, order, decree, writ, or injunction applicable to the Partnership or any subsidiary of the Partnership.

6.6 There has not been filed by or against Paramount GP, or any corporation, partnership, limited liability company, or other entity with respect to which Paramount GP is a principal shareholder, controlling person, general partner, or managing member, as the case may be, a petition in bankruptcy or insolvency proceedings or for reorganization, or for the appointment of a receiver or trustee, nor has any such entity made an assignment for the benefit of creditors or filed a petition for an arrangement or entered into an arrangement with creditors or admitted in writing the inability to pay its debts as they become due.

7. Representations, Warranties and Consents of Seller. In order to induce Purchaser to enter into the transactions provided for in this Agreement, Seller hereby represents and warrants to Purchaser that, as of the date of this Agreement and as of the Closing Date (unless otherwise noted), the following representations and warranties shall be true and correct in all material respects, which representations and warranties shall survive the Closing hereunder pursuant to the terms of Article 9 hereof:

7.1 Seller is a duly organized and validly existing limited liability company under the laws of the State of Delaware. Seller has the full power and authority to (a) enter into the Transaction contemplated by this Agreement, (b) sell the Interest, and (c) to execute, deliver, and perform this Agreement, the Assignment and Assumption, and the other documents, certificates, releases, agreements and instruments contemplated hereby to be executed and delivered by Seller at Closing (collectively, the “Seller Documents”). The execution, delivery, and performance by Seller of this Agreement and the other Seller Documents has been duly authorized by all necessary action of Seller, and this Agreement is, and at the Closing, the other Seller Documents will, when executed and delivered by Seller, constitute the legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms and provisions, subject to applicable bankruptcy and other like laws affecting the rights of contractual parties and creditors generally, and the exercise of judicial or administrative discretion in accordance with general equitable principles (whether such enforceability is considered in a proceeding in equity or at law).

7.2 There are no suits, actions, or proceedings pending or, to the knowledge of Seller, threatened against or affecting Seller before or by any court or administrative agency or officer, to prohibit or enjoin the consummation of the Transaction provided for herein or which could materially and adversely affect the ability of Seller to perform its obligations under the Seller Documents.

7.3 Except as provided for in this Agreement, no consent, approval, or other action of or filing or registration with, any governmental agency or commission is required in connection with the execution, delivery, observance, or performance by Seller of this Agreement or the Transaction provided for herein.

7.4 The execution and delivery of this Agreement and the other Seller Documents executed and delivered by Seller, the Transaction provided for herein and therein, respectively, and compliance with or fulfillment of the material terms hereof and thereof, will not (a) result in a material breach of, or constitute a material default under or conflict with, or result in the creation of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Seller, or any subsidiary of Seller, pursuant to, any of the terms and provisions of any loan agreement, agreement, indenture, mortgage, lien, lease, consent, license, franchise, financing, or other instrument or agreement to which Seller, or any subsidiary of Seller, is bound or under which Seller’s properties, or the properties of any Seller subsidiary, are affected or (b) violate any law, rule, regulation, judgment, order, decree, writ, or injunction applicable to Seller or any subsidiary of Seller, in each case, excluding the Partnership, any subsidiary of the Partnership, and the Partnership Documents.

7.5 Seller represents that Seller is not a Prohibited Person.

7.6 There has not been filed by or against Seller, or any corporation, partnership, limited liability company, or other entity with respect to which Seller is a principal shareholder, controlling person, general partner, or managing member, as the case may be, a petition in bankruptcy or insolvency proceedings or for reorganization, or for the appointment of a receiver or trustee, nor has any such entity made an assignment for the benefit of creditors or filed a petition for an arrangement or entered into an arrangement with creditors or admitted in writing the inability to pay its debts as they become due.

7.7 Seller has good and marketable title to the Interest, free and clear of all debt, liens, legal and/or equitable claims, and other encumbrances and Seller has not consented to or been requested to consent to any encumbering of, or placement of, any lien or other encumbrance on, the Interest.

7.8 Except for this Agreement and the Partnership Documents, there are no commitments, agreements, or obligations, including, without limitation, rights of first refusal or rights of first offer, by Seller to issue, sell, or transfer all or any portion of the Interest.

7.9 Seller has not assigned, transferred, pledged, or otherwise disposed of, or agreed to assign, transfer, pledge, or otherwise dispose of, the Interest.

7.10 No person or entity has any voting or management rights with respect to the Interest except for Seller.

7.11 No documents govern the rights and obligations of Seller with respect to the Interest and/or the Partnership other than this Agreement, the organizational documents of Seller, and the Partnership Documents; provided, that with respect to the organizational documents of Seller, nothing contained in such organizational documents prohibits Seller from executing and delivering this Agreement or any of the Seller Documents, consummating the Transaction, or makes any other representation made herein untrue.

7.12 Seller has not made any loan to any other partner in the Partnership or to the Partnership that remains due and payable, nor is Seller indebted to any other partner in the Partnership in respect of the Interests, which such indebtedness remains due and payable.

7.13 Upon the execution of this Agreement, Seller hereby consents to the IPO Transfer and the REIT Election and, upon the Closing as contemplated in this Agreement, Seller shall be deemed to have consented to the IPO, all Post IPO Transfers and the Management Assignment, the Replacement Property Manager and the Replacement Agreement, if any.

7.14 Seller is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended). Seller is acquiring the REIT Shares solely for its own account for the purpose of investment and not as a nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution of any thereof in violation of the securities laws.

8. Covenants.

8.1 Purchaser and Paramount GP shall use commercially reasonable efforts to ensure that the Transaction and the other transactions relating to the IPO and the formation of the Public REIT will be carried out in such a manner that the Transaction qualifies as a REIT transfer for New York State and New York City transfer tax purposes.

8.2 Purchaser and Paramount GP shall keep Seller reasonably informed as to the status of the IPO.

8.3 All provisions of the Partnership Documents allocating profits, losses, gains, deductions, and credits for tax purposes to Seller (and any and all related rights of Seller therein) shall remain in effect following the Closing for any period or periods ending on or prior to the Closing Date, notwithstanding delivery by Seller of the Mutual Release. The Partnership shall use the “closing of the books” method for the year of the transfer for purposes of Section 706 of the Code. The Partnership shall prepare a balance sheet and income statement as of the Closing Date, similar to the information provided at year end, which will allow for allocation of income to the appropriate partners in the Partnership.

8.4 Until the earlier of Closing or termination of this Agreement, Seller shall not enter into any commitments, agreements, or obligations to issue, sell, or transfer all or any portion of the Interest, and Seller shall not assign, transfer, pledge, or otherwise dispose of, or agree to assign, transfer, pledge, or otherwise dispose of, the Interest, in each case except for the Transaction contemplated hereby. Seller shall not grant any other person or entity any voting or management rights with respect to the Interest.

8.5 Seller and Purchaser expressly agree that the Transaction shall not be deemed to be an exercise of the right of first offer pursuant to Section 11.2(c) of the Partnership Agreement or any other rights pursuant to the Partnership Agreement.

8.6 Upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to cause the conditions precedent set forth in Article 11 to be satisfied.

8.7 After the execution of this Agreement and prior to the Closing, such of the parties hereto that are parties to the Partnership Agreement agree to continue to comply (and, in the case of PGI, to cause each of Fund I LP, Fund IV Cayman and Fund IV, as defined in the Partnership Agreement, to comply) with all provisions of the Partnership Agreement. Except as expressly set forth in Section 23 hereof with respect to Forced Sale Rights and Section 2.3 with respect to Capital Contributions, nothing in this Agreement shall be deemed an amendment to, or except as expressly provided herein to the contrary, a waiver of, any of the provisions of the Partnership Agreement.

9. Survival Period; Indemnity.

9.1 From and after the Closing, subject to Section 9.3 hereof, Seller hereby agrees to indemnify and hold Purchaser or Purchaser’s Assignee, as applicable, harmless from and against any claims, demands, damages, liabilities, losses, costs, and/or expenses, including, without limitation, reasonable attorney’s fees and disbursements (collectively, “Losses”), incurred or suffered by Purchaser or Purchaser’s Assignee or to which Purchaser or Purchaser’s Assignee is subjected that arise out of or are due to (i) the breach or inaccuracy of any of Seller’s representations and warranties set forth in Article 7 or elsewhere in this Agreement which survives the Closing, and (ii) the breach or inaccuracy of any of Seller’s representations or warranties set forth in the Seller Documents which survives the Closing, (iii) the failure of Seller to comply with any covenant or obligation binding on Seller and set forth in Article 8 or elsewhere in this Agreement which survives the Closing, and (iv) the failure of Seller to comply with any covenant or obligation in any of the Seller Documents which survives the Closing. Notwithstanding anything to the contrary in the foregoing, “Losses” shall not be deemed to include any indirect, consequential or punitive losses or damages.

9.2 From and after the Closing, subject to Section 9.3 hereof:

9.2.1 Purchaser and Purchaser’s Assignee, if any, jointly and severally, hereby agree to indemnify and hold Seller harmless from and against any Losses incurred or suffered by Seller or to which Seller is subjected that arise out of or are due to (i) the breach or inaccuracy of Purchaser’s or Purchaser’s Assignee’s representations and warranties set forth in Article 4.8 or elsewhere in this Agreement which survives the Closing, and (ii) the breach or inaccuracy of any of Purchaser’s or Purchaser’s Assignee’s representations or warranties set forth in the Purchaser Documents which survives the Closing, (iii) the failure of Purchaser or Purchaser’s Assignee to comply with any covenant or obligation binding on Purchaser or Purchaser’s Assignee and set forth in Article 8 or elsewhere in this Agreement which survives the Closing, and (iv) the failure of Purchaser or Purchaser’s Assignee to comply with any covenant or obligation in any of the Purchaser Documents which survives the Closing.

9.2.2 Paramount GP hereby agrees to indemnify and hold Seller harmless from and against any Losses incurred or suffered by Seller or to which Seller is subjected that arise out of or are due to (i) the breach or inaccuracy of Paramount GP’s representations and warranties set forth in Article 6 or elsewhere in this Agreement which survives the Closing and the failure of Paramount GP to comply with any covenant or obligation binding on Paramount GP and set forth in Article 8 or elsewhere in this Agreement which survives the Closing.

9.3 The indemnifications provided for hereunder shall, except as otherwise set forth in this Section 9.3, survive Closing for the Survival Period (hereinafter defined). No action or inaction on the part of any indemnitee or any affiliate or agent thereof, including, without limitation, any failure of such indemnitee to timely forward notice of an actual or potential claim that could be the subject of the indemnification set forth herein (but other than settling any such claim without the prior consent of the indemnitor), shall operate to waive or limit any indemnitor’s liability hereunder, or release such indemnitor from any liability hereunder unless and to the extent such action or inaction shall have prejudiced such indemnitor’s rights with respect to such claim or the ability of the indemnitor to defend or indemnify against such claim.

9.4 Subject to the last sentence of this Section 9.4, all of the representations and warranties of the parties in this Agreement shall survive the Closing hereunder and shall continue in full force and effect for a period of twelve (12) months after the Closing (the “Survival Period”). No party shall be liable for any claim under this Agreement unless written notice of such claim (specifying in reasonable detail the nature of the claim and the factual basis for any such claim) (the “Claim Notice”) is delivered by the indemnified party to the indemnifying party prior to the end of the Survival Period, notwithstanding the fact that the amount of Losses suffered in connection with the claim may not have been determined at the time such notice is given. So long as the requirements set forth in the preceding sentence are satisfied, the claims identified in the Claims Notice shall survive the expiration of the Survival Period.

9.5 The right to indemnification set forth in this Article 9 shall be the sole right and remedy of the parties from and after the Closing. The provisions of this Article 9 shall survive the Closing until the later of the expiration of the Survival Period and the final determination of any claim made pursuant to this Article 9 prior to the expiration of the Survival Period.

9.6 Notwithstanding anything to the contrary contained in this Agreement, Seller shall not have any right to indemnification or to make any claim hereunder with respect to the breach of any representation by Purchaser or Paramount GP hereunder if, on or prior to Closing, Seller had knowledge that such representation was untrue. Notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor Purchaser’s Assignee shall have any right to indemnification or to make any claim hereunder with respect to the breach of any representation by Seller hereunder if, on or prior to Closing, Paramount GP, Purchaser or Purchaser’s Assignee had knowledge that such representation was untrue. As used herein, the “knowledge” of Seller shall mean the actual, present, and personal knowledge of Michael McMahon, without any independent investigation or any duty or responsibility to make any inquiry, review, or investigation. As used herein, the “knowledge” of Paramount GP, Purchaser or Purchaser’s Assignee shall mean the actual, present, and personal knowledge of Daniel A. Lauer and Vito Messina, without any independent investigation or any duty or responsibility to make any inquiry, review, or investigation. Actual knowledge shall not be deemed to exist merely by assertion of a claim that any of the foregoing persons should have known of such facts or circumstances, if such person did not have actual knowledge thereof. The individuals named in this Section 9.6 shall have no personal liability pursuant to this Agreement.

9.7 If any claim, action, or proceeding is made or brought against any party, which claim, action, or proceeding any other party shall be obligated to indemnify such indemnitee against pursuant to the terms of this Agreement, then, upon demand by the indemnitee, the indemnitor, at its sole cost and expense, shall resist or defend such claim, action, or proceeding in the indemnitee’s name, if necessary, by such attorneys as the indemnitee shall approve, which approval shall not be unreasonably withheld, conditioned, or delayed. Indemnitor shall not settle any such claim, action, or proceeding without the consent of indemnitee (which approval shall not be unreasonably withheld, conditioned, or delayed), unless such settlement includes a complete release of indemnitee from all liability in connection therewith.

9.8 Purchaser acknowledges that, in making its determination to proceed with the transactions contemplated by this Agreement, it has conducted or will conduct to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties, and projected operations of the Property and the Partnership. Purchaser has relied and will rely on the results of its own independent investigation and verification, as well as the covenants of Seller and representations and warranties made by Seller expressly set forth in this Agreement or other documents delivered at Closing including, without limitation, the Seller Documents. Such covenants, representations, and warranties by Seller constitute the sole and exclusive covenants, representations, and warranties of Seller to Purchaser in connection with the transactions contemplated hereby, and Purchaser understands, acknowledges, and agrees that Purchaser is acquiring the Interest, and accepting the Partnership and Property, on an “AS IS”, “WHERE IS” and “WITH ALL DEFECTS” basis in all respects, and all other covenants, representations, and warranties of any kind or nature, expressed or implied, statutory or otherwise, are specifically disclaimed by Seller to the maximum extent permitted by law. Except as specifically set forth in this Agreement, neither Seller nor any of its respective directors, officers, stockholders, members, employees, advisors, or representatives makes or provides, and Purchaser hereby waives, any warranty or representation, express or implied, including as for a particular purpose or as to the quality, merchantability, or conformity to samples, of the Property, the Partnership or the Interest, or any part thereto.

9.9 No party shall have any obligation to indemnify any indemnitees hereunder until the applicable indemnitees have, in the aggregate, suffered indemnifiable Losses in excess of an aggregate threshold amount equal to Two Hundred Fifty Thousand and No/100 Dollars ($250,000) (the “Basket”), at which time such party shall be obligated to indemnify the applicable indemnitees from and against the amount of such Losses in excess of the Basket. The maximum amount payable by any party to all indemnitees in the aggregate shall not exceed Three Million and Six Hundred Thousand and No/100 Dollars ($3,600,000) (the “Cap”). Notwithstanding the foregoing, indemnifiable Losses arising out of or due to the breach or inaccuracy of any Fundamental Representations (as hereinafter defined) shall be subject to a Cap equal to the Purchase Price. For purposes hereof, “Fundamental Representations” shall mean the representations and warranties set forth in Sections 5.1 through 5.6, 6.1, 7.1 through 7.10 and 7.14.

10. [Intentionally Omitted]

11. Conditions to Closing.

11.1 Seller’s obligation to sell the Interest and otherwise consummate Closing hereunder is subject to the satisfaction of the following conditions precedent (or simultaneous conditions, as applicable), any or all of which may be waived by Seller:

11.1.1 The delivery to Seller of REIT Shares equaling 40% of the Purchase Price (as provided in Section 2.2 above) and the remainder of the Purchase Price, net of transfer taxes as provided in Section 2.2 above, in cash;

11.1.2 Consummation of the IPO;

11.1.3 This Agreement shall be in full force and effect and there shall not then exist any event which would allow Seller to terminate this Agreement pursuant to the express terms hereof;

11.1.4 Purchaser and Paramount GP shall not be in default in any material respect under any their respective covenants or agreements contained in this Agreement, which has not been cured or waived;

11.1.5 All of Purchaser’s representations in Article 4.8 and Paramount GP’s representations in Article 6 and, in each case, elsewhere in this Agreement, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date; provided, however, that in the event this Agreement is assigned to Purchaser’s Assignee, Purchaser’s representations shall be updated mutatis mutandis to the extent the structure of Purchaser’s Assignee is different than that of Purchaser;

11.1.6 All deliveries required under Article 4 shall have been made; and

11.1.7 All other conditions set forth in this Agreement to Seller’s obligation to close the Transaction, if any, shall have been satisfied.

11.2 Purchaser’s obligation to purchase the Interest and otherwise consummate Closing hereunder is subject to the satisfaction of the following conditions precedent (or simultaneous conditions, if applicable), any or all of which may be waived by Purchaser:

11.2.1 [Intentionally Omitted];

11.2.2 This Agreement shall be in full force and effect and there shall not then exist any event which would allow Purchaser to terminate this Agreement pursuant to the express terms hereof;

11.2.3 Seller shall not be in default in any material respect under any covenant or agreement of Seller contained in this Agreement, which has not been cured or waived;

11.2.4 All of Seller’s representations in Article 7 and elsewhere in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date;

11.2.5 All deliveries required under Article 3 shall have been made;

11.2.6 The consummation of the IPO; and

11.2.7 All other conditions set forth in this Agreement to Purchaser’s obligation to close the Transaction, if any, shall have been satisfied.

12. Defaults and Remedies.

12.1 In the event (a) any of the conditions precedent to Purchaser’s obligations set forth in Section 11.2 have not been satisfied or waived by Purchaser on or prior to the Closing Date or (b) Seller should default under this Agreement or if any of the representations of Seller under this Agreement shall be untrue, in either case, in any material respect, and such material default or breach is not cured or remedied prior to the scheduled Closing Date, then Purchaser, if Purchaser is then ready, willing, and able to consummate Closing, as Purchaser’s sole and exclusive remedies, may (i) terminate this Agreement and no parties shall have any further rights or obligations hereunder, except as otherwise set forth in this Section 12.1 and for those items that, by the terms of this Agreement, expressly survive such termination hereof, or (ii) in the event of a material default or breach by Seller pursuant to clause (b), treat this Agreement as being in full force and effect and pursue the remedy of specific performance of the Transaction pursuant to the terms hereof against Seller. In the event Purchaser pursues the remedy of specific performance, Purchaser shall commence an action for specific performance of Seller’s obligations under this Agreement within ninety (90) days after Purchaser’s tender of notice. Notwithstanding the foregoing, Purchaser shall have the right to waive any default of Seller, in whole or in part, in its sole and absolute discretion, and proceed to cause the Purchase Price to be paid at the Closing without any further credit or adjustment to the Purchase Price or further liability of Seller with respect to such default by Seller other than as expressly provided for in this Agreement. In the event of any material breach of this Agreement by Seller prior to Closing which is not cured within the applicable time period set forth herein, Purchaser and the Paramount Parties shall have no remedies under the Partnership Documents, and Purchaser’s sole remedies shall be as set forth in this Section 12.1. If Purchaser shall exercise either of the remedies set forth in (i) and (ii) of this Section 12.1 (other than as a result of the failure of the condition precedents contained Section 11.2.6, Seller shall be obligated, which obligation shall survive the termination of this Agreement, to reimburse Purchaser, within ten (10) days after demand, for any and all actual, out-of-pocket attorney’s fees and other costs and expenses incurred by Purchaser in connection with this Agreement and the Transaction.

12.2 In the event (A) the IPO shall occur and (B) (i) any of the conditions precedent to Seller’s obligations set forth in Section 11.1 have not been satisfied or waived by

Seller on or prior to the Closing Date or (ii) Purchaser should default under this Agreement or if any of the representations of Purchaser under this Agreement shall be untrue, in either case, in any material respect, and such material default or breach has not been cured or remedied prior to the scheduled Closing Date, if Seller is then ready, willing, and able to consummate Closing, Seller shall be entitled either to terminate this Agreement and, in the event of a material default or breach by Purchaser pursuant to clause (B)(ii) above, pursue any remedies at law or equity, or to treat this Agreement as being in full force and effect and pursue the remedy of specific performance of the Transaction pursuant to the terms hereof against Purchaser.

12.3 The parties agree that remedies set forth in Article 12, as applicable, shall be the parties’ sole and exclusive remedies (at law or in equity) for a material default or breach of the terms and conditions of this Agreement which occurs prior to Closing.

13. Liability for Transfer Taxes. To the extent Seller transfers any of the REIT Shares within two years of the IPO, Seller and the Operating Partnership will each be required to bear fifty percent (50%) of any Incremental Transfer Taxes associated with such transfer by Seller. Notwithstanding the foregoing, to the extent Seller transfers any of the REIT shares in violation of the express provisions of the Lock-Up Agreement, Incremental Transfer Taxes associated with such transfer shall be borne solely by Seller. Incremental Transfer taxes arising for any other reason including the failure of the Transaction to qualify as a REIT Transfer (other than a true up of any transfer taxes payable pursuant to Section 14.1 below) shall be borne solely by the Operating Partnership. “Incremental Transfer Taxes” for purposes of this Section 13 shall be all transfer taxes attributable to the Transaction (i.e., the transfer of the Seller’s Interest to Purchaser) in excess of the portion of the transfer tax amount deducted from the Purchase Price at Closing pursuant to Section 2.2 (as trued up pursuant to Section 14.1) that is attributable to the Seller’s Interest. The provisions of this Section 13 shall survive the Closing and shall not be subject to any cap.

14. Costs and Expenses.

14.1 Transfer taxes associated with the Transaction shall be paid out of, and reduce, the cash portion of the Purchase Price, as provided in Section 2.2; provided, however, that the parties shall true up any such transfer taxes within a reasonable time after the Closing in accordance with the methodology set forth on Exhibit D attached hereto and based on adjustments to the variables set forth on Exhibit D attached hereto as of the Closing Date. Purchaser shall file any required transfer tax documentation and make all required transfer tax payments associated with the Closing and provide copies of such filings and evidence of such payments to Seller. The provisions of this Section 14.1 shall survive the Closing.

14.2 Except as otherwise set forth in this Agreement, all costs and expenses incident to this Agreement, the Transaction, and the Closing shall be paid by the party incurring same, including, without limitation, its own attorneys’ fees and disbursements. In the event of any litigation arising out of this Agreement, any and all reasonable out-of-pocket costs and expenses incurred by Purchaser or Seller in the enforcement of the Agreement due to a material default by any party to this Agreement (including reasonable attorney fees and disbursements) shall be borne entirely by said defaulting party as determined by final adjudication by a court of competent jurisdiction.

14.3 The provisions of this Article 14 shall survive the Closing hereunder or, if the Closing does not occur, notwithstanding anything to the contrary contained in this Agreement, the termination of this Agreement.

15. Brokers and Advisors.

15.1 Seller and Purchaser each represents and warrants for itself that it has not dealt with any broker, agent, finder, or advisor in connection with this Agreement and the Transaction contemplated hereby. Each party hereto agrees to indemnify and hold the other parties hereto free and harmless from all losses, damages, costs, and expenses (including reasonable attorneys’ fees and disbursements) that the other parties may suffer as a result of claims made or suits brought by any broker, agent, finder, or advisor who shall claim to have introduced the indemnifying party to this Transaction or who shall claim to have dealt with or had discussions with the indemnifying party with respect to this Transaction. The provisions of this Article 15 shall survive the Closing hereunder indefinitely or, if the Closing does not occur, notwithstanding anything to the contrary contained in this Agreement, the termination of this Agreement.

16. Notices.

16.1 Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable national overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, (d) telecopy or (e) electronic mail (if an address to such party has been set forth below), sent to the intended addressee at the address set forth below, or to such address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery. Unless changed in accordance with the preceding sentence, the addresses for notice given pursuant to this Agreement shall be as follows:

If to Seller:

c/o Beacon Capital Partners, LLC

200 State Street, 5th Floor

Boston, MA 02109

Attention: General Counsel

Facsimile: 617-457-0410

E-mail:      mgolden@beaconcapital.com

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center, Boston, MA 02111

Telephone number: (617) 348-1640

Facsimile number: (617) 542-2241

Attention: Michael Fantozzi, Member

If to Purchaser:

c/o Paramount Group, Inc.
1633 Broadway, Suite 1801
New York, New York 10019
Attention:	Albert P. Behler
Facsimile:	(212) 974-6435
E-mail:	abehler@paramount-group.com

with a copy to:

Paramount Group, Inc.
1633 Broadway, Suite 1801
New York, New York 10019
Attention:	General Counsel
Facsimile:	(212) 237-3197
E-mail:	gjohnson@paramount-group.com

with an additional copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:	Thomas J. Henry, Esq.
Facsimile:	(212) 728-9750
E-mail:	thenry@willkie.com

16.1.1 Notices may be delivered by counsel to either Seller or Purchaser, as applicable. The provisions of this Article 16 shall survive the Closing or the termination of this Agreement.

17. Further Assurances.

Each of the parties hereby agrees to execute, acknowledge (if necessary), and deliver such other documents or instruments as the other may reasonably require from time to time to carry out the intents and purposes of this Agreement, including structuring the Transaction and other transactions related to the formation of the Public REIT in a manner so that the Transaction qualifies as a REIT transfer for New York State and New York City transfer tax purposes. This provision shall survive the Closing indefinitely.

18. Successors and Assigns.

18.1 This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser and their respective legal representatives, designees, successors, and assigns. Purchaser may assign this Agreement and/or direct Seller to convey all or a portion of the Interest to one or more affiliates, including the Operating Partnership or the Public REIT (collectively, the “Purchaser’s Assignee”), provided that in no event shall Purchaser be released from any of its obligations or liabilities hereunder as a result of any such assignment or direction. Purchaser’s Assignee shall comply with Seller’s reasonable regulations with respect to the USA Patriot Act (H.R. 3162) and/or other similar federal or state regulations. In the event of such assignment or direction, (x) Purchaser and Purchaser’s Assignee shall be jointly and severally obligated for the performance of all covenants, agreements, and indemnities and the satisfaction of all conditions required of Purchaser under this Agreement and all documents and instruments executed pursuant hereto, (y) all representations and warranties hereunder shall be deemed to be made and apply to each of the originally named Purchaser and Purchaser’s Assignee (mutatis mutandis to the extent the structure of Purchaser’s Assignee is different than that of Purchaser), and (z) all representations, warranties, covenants, agreements and indemnities of Seller shall run to the benefit of Purchaser and Purchaser’s Assignee.

19. Gender and Number.

Whenever the context so requires, references herein to the neuter gender shall include the masculine and/or feminine gender, and the singular number shall include the plural.

20. Applicable Law.

20.1 THIS AGREEMENT IS PERFORMABLE IN THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF SUCH STATE. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE CITY AND STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE CITY AND STATE OF NEW YORK. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS ARTICLE 20 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE TERMINATION OF THIS AGREEMENT INDEFINITELY.

21. Construction.

The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

22. Miscellaneous.

22.1 Subject to Article 18 hereof, the provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller, Purchaser and Paramount GP only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or documents to be executed and delivered at Closing.

22.2 This Agreement and the instruments referred to herein may not be amended, waived, or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver, or discharge is sought.

22.3 This Agreement shall not be binding or effective until Purchaser, Seller and Paramount GP have executed and delivered a counterpart of the same, each of which shall constitute an original, but all of which taken together shall constitute one agreement. This Agreement may be executed in one or more counterparts (whether original, facsimile, portable document format, or otherwise), each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

22.4 No party shall record this Agreement or any memorandum hereof.

22.5 If any provisions of this Agreement shall be held to be illegal, unenforceable, or inapplicable in any respect, each such holding shall not affect the enforceability of any other provisions of this Agreement or the enforcement of this Agreement under any other circumstances.

22.6 The captions and headings throughout this Agreement are for convenience and reference only and they shall in no way be held or deemed to define, modify, or alter the meaning, scope, or intent of any provision of this Agreement. Words such as “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the paragraph, Article, Section or other subdivision in which such words appear, unless the context otherwise requires. References to “Articles” or “Sections” are to Articles or Sections of this Agreement, respectively, unless otherwise specifically provided.

22.7 Except as otherwise expressly provided, no delay or omission by any party hereto to exercise any right or power occurring upon any noncompliance or failure of performance by the other party under the provisions of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by any party hereto of any of the terms, covenants, conditions, or agreements hereof to be performed by the other party shall not be construed to be a waiver of any succeeding breach thereof or of any other term, covenant, condition, or agreement herein contained. No provision of this Agreement shall be deemed to have been waived by a party unless such waiver is in writing signed by such party.

22.8 As used herein, “Business Day” shall mean any day other than a Saturday, Sunday or bank holiday in the State of New York or in the City of Munich, Germany.

22.9 Each party agrees that the information contained herein, and any information exchanged between the parties in connection with the proposed transactions described herein, is strictly confidential. No party shall disclose the existence of, nor any of the terms contained in, this Agreement, nor the substance of any other discussions between the parties, to any other person or entity except any disclosures made by the Public REIT in connection with the IPO or to the extent required by any applicable securities or other laws or; provided, however, that each party may share any and all information it deems pertinent with regulators, lenders (including, without limitation, the Lenders), prospective lenders, investors, prospective investors, counsel, consultants, accountants, advisors, Purchaser’s Assignee, or any potential Purchaser’s Assignee, but shall require that such persons and entities shall keep such information confidential and shall be responsible for any breach of such confidentiality by such persons or entities. This Section 22.9 shall not inhibit any disclosure to any governmental authority, whether domestic or foreign, to assure compliance with any applicable laws. The provisions of this Section 22.9 shall survive the Closing hereunder indefinitely or, if the Closing does not occur, notwithstanding anything to the contrary contained in this Agreement, the termination of this Agreement.

22.10 All exhibits attached to this Agreement shall be hereby incorporated herein and made a part hereof.

22.11 In the event of any conflict between this Agreement and the provisions of the Partnership Documents, the provisions of this Agreement shall govern and control. Notwithstanding the foregoing, if the Closing of the Transaction under this Agreement does not occur, nothing herein shall in any way limit or restrict the rights of Seller, on the one hand, or the Paramount Partners, on the other hand, under the Partnership Documents.

23. Forced Sale Standstill Provisions. Pursuant to Section 11.5 of the Partnership Agreement, each of the Paramount GP, Fund IV and Seller is granted certain rights to cause a sale of the Property (the “Forced Sale Rights”) pursuant to certain conditions. In connection with entering into this Agreement, each of Paramount GP and Seller agree not to exercise its Forced Sale Rights (and Paramount GP agrees to cause Fund IV not to exercise its Forced Sale Rights) until the earlier of the termination of this Agreement (without regard to the party causing or electing the termination) or Closing.

[Remainder of Page Intentionally Left Blank; Signatures to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PURCHASER:

PARAMOUNT DEVELOPMENT AND INVESTMENT, INC.

By:	/s/ Daniel A. Lauer
Name:	Daniel A. Lauer
Title:	Vice President

SELLER:

BCSP 1633 BROADWAY, LLC, a Delaware limited liability company

By:	/s/ Jeffrey Brown
Name:	Jeffrey Brown
Title	Manager Director

PARAMOUNT GP:

PGREF I PARAMOUNT PLAZA GP, LLC, a Delaware limited liability company

By:	/s/ Gage R. Johnson
	Name:	Gage R. Johnson
	Title:	Vice President

PGI (for the sole purpose of Section 8.7):

PARAMOUNT GROUP, INC., a Delaware corporation

By:	/s/ David P. Spence
	Name:	David P. Spence
	Title:	Senior Vice President

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

OF PARTNERSHIP INTEREST

THIS ASSIGNMENT AND ASSUMPTION OF PARTNERSHIP INTEREST (this “Assignment”) is made and entered into as of [                 ], 2014, by and between BCSP 1633 BROADWAY, LLC, a Delaware limited liability company (“Assignor”), having an office at c/o [                    ], and [                    ] (“Assignee”), a [                    ], having an office at c/o Paramount Group, Inc., 1633 Broadway, Suite 1801, New York, New York 10019.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Amended and Restated Limited Partnership Agreement of PGREF I PARAMOUNT PLAZA, L.P., a Delaware limited partnership (the “Partnership”) dated as of July 28, 2011 (as amended, the “Partnership Agreement”), Assignor currently holds twenty-four and 50/100 percent (24.5%) of the Common Percentage Interests (as defined in the Partnership Agreement) (together with all economic, voting and other rights and interests appurtenant thereto, the “Interest”) in the Partnership;

WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated as of [                 ], 2014 [as assigned to                     ] (as the same may be amended, modified, and/or supplemented from time to time, the “Purchase Agreement”), by and between Assignor and Assignee and the other parties thereto, Assignee has agreed to purchase from Assignor, and Assignor has agreed to sell, transfer, and convey to Assignee, in consideration for the payment of the Purchase Price (as defined in the Purchase Agreement), all right, title, and interest in and to the Partnership Interest, whereupon following such sale, transfer, and conveyance Assignor will retain no interest in the Partnership; and

WHEREAS, the parties desire to enter into this Assignment solely for the purpose of evidencing the sale, transfer, and conveyance of the Partnership Interest from Assignor to Assignee.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Defined Terms. All capitalized terms used but not otherwise defined in this Assignment shall have the meaning given to such terms in the Purchase Agreement.

2. Assignment. Assignor unconditionally and irrevocably transfers, conveys, delivers, and sets over to Assignee all of Assignor’s right, title, and interest in and to the Interest.

3. Acceptance. Assignee hereby unconditionally and irrevocably accepts the Interest and hereby unconditionally and irrevocably assumes and agrees to perform all of the liabilities and obligations of Assignor related to the Interest accruing or arising from and after the date hereof and agrees to be bound, from and after the date hereof, by the terms and conditions of the Partnership Agreement.

4. Successors and Assigns. This Assignment shall inure to the benefit of and be binding upon Assignor and Assignee and their respective heirs, successors, and assigns.

5. Counterparts; Facsimile Signatures. This Assignment may be executed in one or more counterparts (whether original, facsimile, portable document format, or otherwise), each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

6. Governing Law. This Assignment shall be governed by, construed in accordance with and enforced under the laws of the State of New York, without regard to its principles of conflicts of law.

7. Conflicts. The parties agree that the sole purpose of this Assignment is to evidence the sale, transfer, and conveyance of the Interest from Assignor to Assignee as provided in the Purchase Agreement. This Assignment shall not be interpreted or otherwise construed, to, and does not, alter, increase, or diminish in any respects the parties’ rights, obligations and liabilities set forth in the Purchase Agreement. In the event of any conflict between the terms and conditions of this Assignment and the Purchase Agreement, the terms and conditions of the Purchase Agreement shall govern.

[Remainder of Page Intentionally Left Blank; Signatures to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ASSIGNEE:

[ ], a [ ]

By:
Name:
Title:

ASSIGNOR:

BCSP 1633 BROADWAY, LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT B

FORM OF MUTUAL RELEASE

MUTUAL RELEASE OF CLAIMS

THIS MUTUAL RELEASE OF CLAIMS (this “Release”), is made as of this [    ] day of [            ], 2014, by and among BCSP 1633 BROADWAY, LLC, a Delaware limited liability company (“BCSP Partner”), PGREF I PARAMOUNT PLAZA GP, LLC, a Delaware limited liability company (“Paramount GP”), PARAMOUNT GROUP REAL ESTATE FUND I, L.P., a Delaware limited partnership (“Fund I”), PARAMOUNT GROUP REAL ESTATE FUND IV, L.P., a Delaware limited partnership (“Fund IV”) and PGREF IV PARALLEL FUND (CAYMAN), L.P., a Cayman Islands entity (“PGREF IV CAYMAN” and together with Paramount GP, Fund I and Fund IV, each a “Paramount Partner” and collectively the “Paramount Partners”) and PARAMOUNT GROUP, INC., a Delaware corporation (“Paramount” and together with the Paramount Partners, each a “Paramount Party” and collectively the “Paramount Parties”).

R E C I T A L S:

A. WHEREAS, BCSP Partner and the Paramount Partners are parties to that certain Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”) of PGREF I PARAMOUNT PLAZA, L.P., a Delaware limited partnership (the “Partnership”) dated as of July 28, 2011, and Paramount and the Partnership are parties to that certain Property Management Agreement dated as of December 7, 2006 (as amended, the “Property Management Agreement”);

B. On the date hereof, as a condition to the execution and delivery of this Release, (i) BCSP Partner is selling, transferring and assigning to [                    ] all of its right title and interest in and to the Partnership (including, without limitation, its Common Percentage Interest (as defined in the Partnership Agreement)) pursuant to that certain Purchase and Sale Agreement dated                  , 2014, between BCSP Partner and Paramount Development and Investment, Inc. and the other parties thereto (as amended and/or assigned, the “Purchase and Sale Agreement”); and

C. In connection with such transfer, sale and assignment, the Paramount Parties and BCSP Partner have agreed to execute and deliver this Release.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Paramount Parties and BCSP Partner agree as follows:

1. Definitions. Capitalized terms used but not defined in this Release shall have the respective meanings set forth in the Partnership Agreement.

2. RELEASE. (a) THE PARAMOUNT PARTIES, FOR AND ON BEHALF OF THEMSELVES AND THE PARTNERSHIP AND THOSE CLAIMING BY, THROUGH OR UNDER THEM, AND THEIR RESPECTIVE SUCCESSORS, ASSIGNS, AFFILIATES, SUBSIDIARIES, PARENTS, OFFICERS, MEMBERS, PARTNERS, SHAREHOLDERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AGENTS AND PROPERTIES, PAST, PRESENT AND FUTURE, AND THEIR RESPECTIVE HEIRS, SUCCESSORS AND ASSIGNS (COLLECTIVELY AND INDIVIDUALLY, THE “PARAMOUNT RELEASORS”), SHALL AND HEREBY DO FULLY, FINALLY AND COMPLETELY RELEASE, ACQUIT AND FOREVER DISCHARGE, BCSP PARTNER AND ITS SUCCESSORS, ASSIGNS, AFFILIATES, SUBSIDIARIES, PARENTS, OFFICERS, MEMBERS, PARTNERS, SHAREHOLDERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AGENTS AND PROPERTIES, PAST, PRESENT AND FUTURE, AND THEIR RESPECTIVE HEIRS, SUCCESSORS AND ASSIGNS (COLLECTIVELY AND INDIVIDUALLY, THE “BCSP RELEASED PARTIES”), OF AND FROM ANY AND ALL CLAIMS, CROSS-CLAIMS, COUNTERCLAIMS, CONTROVERSIES, DISPUTES, LIABILITIES, OBLIGATIONS, DEMANDS, DAMAGES, DEBTS, LIENS, ACTIONS AND CAUSES OF ACTION OF ANY AND EVERY NATURE WHATSOEVER, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, CONTINGENT OR MATURED, CONCEALED, HIDDEN, LATENT OR PATENT, DIRECT OR INDIRECT, WHETHER AT LAW, BY STATUTE OR IN EQUITY, IN CONTRACT OR IN TORT, UNDER STATE, FEDERAL OR FOREIGN JURISDICTION (INCLUDING, WITHOUT LIMITATION, TO THE EXTENT ARISING UNDER ANY LAW, RULE, REGULATION OR COMMON-LAW DOCTRINE OF THE STATE OF CALIFORNIA OR IN ANY OTHER FEDERAL, STATE OR FOREIGN JURISDICTION), AND WHETHER OR NOT THE ECONOMIC EFFECTS OF SUCH ALLEGED MATTERS ARISE OR ARE DISCOVERED IN THE FUTURE, WHICH THE PARAMOUNT RELEASORS NOW HAVE OR MAY AFTER THE DATE HEREOF HAVE OR CLAIM TO HAVE AGAINST ANY OF THE BCSP RELEASED PARTIES ON ACCOUNT OF, ARISING OUT OF, OR RESULTING FROM OR IN ANY MANNER INCIDENTAL OR RELATED TO OR WITH RESPECT TO (I) ANY AND ALL COVENANTS OR OBLIGATIONS, EXPRESS OR IMPLIED, AS A LIMITED PARTNER OR GENERAL PARTNER OF THE PARTNERSHIP, (II) ANY FIDUCIARY DUTIES OR OBLIGATIONS PURSUANT TO OR ARISING OUT OF THE PARTNERSHIP, THE PARTNERSHIP AGREEMENT OR APPLICABLE LAW AS IT RELATES TO THE PARTNERSHIP AND/OR THE PARTNERSHIP AGREEMENT, (III) THE MANAGEMENT, OPERATION OR FUNDING OF THE PARTNERSHIP, (IV) THE OWNERSHIP, DEVELOPMENT, MANAGEMENT AND/OR OPERATION OF THE PROPERTIES (AS DEFINED IN THE PARTNERSHIP AGREEMENT), INCLUDING BUT NOT LIMITED TO PURSUANT TO THE PROPERTY MANAGEMENT AGREEMENT, AND/OR (V) ANY PROPOSED SALE OF INTERESTS DIRECTLY OR INDIRECTLY IN THE PROPERTY (AS DEFINED IN THE PARTNERSHIP AGREEMENT) OR IN PGREF I PARAMOUNT PLAZA, L.P. (THE FOREGOING CLAIMS, CONTROVERSIES, DISPUTES, LIABILITIES, OBLIGATIONS, DEMANDS, DAMAGES, DEBTS, LIENS, ACTIONS AND CAUSES OF ACTION SHALL COLLECTIVELY BE REFERRED TO HEREINAFTER AS THE “PARAMOUNT CLAIMS”). THE FOREGOING RELEASE IS INTENDED TO BE, AND IS, A FULL

AND COMPLETE UNCONDITIONAL RELEASE IN FAVOR OF THE BCSP RELEASED PARTIES WITH RESPECT TO ALL PARAMOUNT CLAIMS (AS ABOVE DESCRIBED), INCLUDING SPECIFICALLY, WITHOUT LIMITATION, ANY CLAIMS BASED UPON ALLEGATIONS OF NEGLIGENCE, GROSS NEGLIGENCE, BREACH OF FIDUCIARY DUTY, BREACH OF ANY ALLEGED DUTY OF FAIR DEALING IN GOOD FAITH, ECONOMIC COERCION, USURY, TORTIOUS INTERFERENCE OR ANY OTHER THEORY, CAUSE OF ACTION, OCCURRENCE, MATTER OR THING WHICH MIGHT RESULT IN LIABILITY UPON THE BCSP RELEASED PARTIES ARISING OR OCCURRING ON, BEFORE OR AFTER THE DATE HEREOF WITH RESPECT TO ANY AND ALL PARAMOUNT CLAIMS.

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, AND FOR THE AVOIDANCE OF DOUBT, THE FOREGOING RELEASE SHALL NOT CONSTITUTE A RELEASE OF ANY OF THE BCSP RELEASED PARTIES (IF AND TO THE EXTENT APPLICABLE) FROM ANY CLAIMS WITH RESPECT TO ANY (A) REPRESENTATIONS, COVENANTS, INDEMNITIES OR ANY OTHER OBLIGATIONS UNDER THE PURCHASE AND SALE AGREEMENT THAT SURVIVE THE CLOSING UNDER THE PURCHASE AND SALE AGREEMENT AND/OR (B) REPRESENTATIONS, COVENANTS, INDEMNITIES OR ANY OTHER OBLIGATIONS UNDER THIS RELEASE, OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT EXECUTED BY ANY BCSP RELEASED PARTIES AT OR IN CONNECTION WITH THE CLOSING UNDER THE PURCHASE AND SALE AGREEMENT.

The undersigned Paramount Parties expressly acknowledge and agree to the foregoing provisions of this Section 2(a), with full knowledge of the meaning and effect thereof:

Paramount Parties’ Initials

(b) BCSP PARTNER, FOR AND ON BEHALF OF ITSELF AND THOSE CLAIMING BY, THROUGH OR UNDER IT, AND ITS SUCCESSORS, ASSIGNS, AFFILIATES, SUBSIDIARIES, PARENTS, OFFICERS, MEMBERS, PARTNERS, SHAREHOLDERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AGENTS AND PROPERTIES, PAST, PRESENT AND FUTURE, AND THEIR RESPECTIVE HEIRS, SUCCESSORS AND ASSIGNS (COLLECTIVELY AND INDIVIDUALLY, THE “BCSP RELEASORS”), SHALL AND HEREBY DO FULLY, FINALLY AND COMPLETELY RELEASE, ACQUIT AND FOREVER DISCHARGE, THE PARAMOUNT PARTIES AND THEIR RESPECTIVE SUCCESSORS, ASSIGNS, AFFILIATES, SUBSIDIARIES, PARENTS, OFFICERS, MEMBERS, PARTNERS, SHAREHOLDERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AGENTS AND PROPERTIES, PAST, PRESENT AND FUTURE, AND THEIR RESPECTIVE HEIRS, SUCCESSORS AND ASSIGNS (COLLECTIVELY AND INDIVIDUALLY, THE “PARAMOUNT RELEASED PARTIES”), OF AND FROM ANY AND ALL CLAIMS, CROSS-CLAIMS, COUNTERCLAIMS, CONTROVERSIES, DISPUTES, LIABILITIES, OBLIGATIONS, DEMANDS, DAMAGES, DEBTS, LIENS, ACTIONS AND CAUSES OF ACTION OF ANY AND EVERY NATURE WHATSOEVER, KNOWN OR UNKNOWN,

SUSPECTED OR UNSUSPECTED, CONTINGENT OR MATURED, CONCEALED, HIDDEN, LATENT OR PATENT, DIRECT OR INDIRECT, WHETHER AT LAW, BY STATUTE OR IN EQUITY, IN CONTRACT OR IN TORT, UNDER STATE, FEDERAL OR FOREIGN JURISDICTION (INCLUDING, WITHOUT LIMITATION, TO THE EXTENT ARISING UNDER ANY LAW, RULE, REGULATION OR COMMON-LAW DOCTRINE OF THE STATE OF NEW YORK OR IN ANY OTHER FEDERAL, STATE OR FOREIGN JURISDICTION), AND WHETHER OR NOT THE ECONOMIC EFFECTS OF SUCH ALLEGED MATTERS ARISE OR ARE DISCOVERED IN THE FUTURE, WHICH THE BCSP RELEASORS NOW HAVE OR MAY AFTER THE DATE HEREOF HAVE OR CLAIM TO HAVE AGAINST ANY OF THE PARAMOUNT RELEASED PARTIES ON ACCOUNT OF, ARISING OUT OF, OR RESULTING FROM OR IN ANY MANNER INCIDENTAL OR RELATED TO OR WITH RESPECT TO (I) ANY AND ALL COVENANTS OR OBLIGATIONS, EXPRESS OR IMPLIED, AS A LIMITED PARTNER OR GENERAL PARTNER OF THE PARTNERSHIP, (II) ANY FIDUCIARY DUTIES OR OBLIGATIONS PURSUANT TO OR ARISING OUT OF THE PARTNERSHIP, THE PARTNERSHIP AGREEMENT OR APPLICABLE LAW AS IT RELATES TO THE PARTNERSHIP AND/OR THE PARTNERSHIP AGREEMENT, (III) THE MANAGEMENT, OPERATION OR FUNDING OF THE PARTNERSHIP, (IV) THE OWNERSHIP, DEVELOPMENT, MANAGEMENT AND/OR OPERATION OF THE PROPERTIES (AS DEFINED IN THE PARTNERSHIP AGREEMENT), INCLUDING BUT NOT LIMITED TO PURSUANT TO THE PROPERTY MANAGEMENT AGREEMENT, AND/OR (V) ANY PROPOSED SALE OF INTERESTS DIRECTLY OR INDIRECTLY IN THE PROPERTY (AS DEFINED IN THE PARTNERSHIP AGREEMENT) OR IN PGREF V 1301 SIXTH HOLDING LP (THE FOREGOING CLAIMS, CONTROVERSIES, DISPUTES, LIABILITIES, OBLIGATIONS, DEMANDS, DAMAGES, DEBTS, LIENS, ACTIONS AND CAUSES OF ACTION SHALL COLLECTIVELY BE REFERRED TO HEREINAFTER AS THE “BCSP CLAIMS”). THE FOREGOING RELEASE IS INTENDED TO BE, AND IS, A FULL AND COMPLETE UNCONDITIONAL RELEASE IN FAVOR OF THE PARAMOUNT RELEASED PARTIES WITH RESPECT TO ALL BCSP CLAIMS (AS ABOVE DESCRIBED), INCLUDING SPECIFICALLY, WITHOUT LIMITATION, ANY CLAIMS BASED UPON ALLEGATIONS OF NEGLIGENCE, GROSS NEGLIGENCE, BREACH OF FIDUCIARY DUTY, BREACH OF ANY ALLEGED DUTY OF FAIR DEALING IN GOOD FAITH, ECONOMIC COERCION, USURY, TORTIOUS INTERFERENCE OR ANY OTHER THEORY, CAUSE OF ACTION, OCCURRENCE, MATTER OR THING WHICH MIGHT RESULT IN LIABILITY UPON THE PARAMOUNT RELEASED PARTIES ARISING OR OCCURRING ON, BEFORE OR AFTER THE DATE HEREOF WITH RESPECT TO ANY AND ALL BCSP CLAIMS.

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, AND FOR THE AVOIDANCE OF DOUBT, THE FOREGOING RELEASE SHALL NOT CONSTITUTE A RELEASE OF ANY OF THE PARAMOUNT RELEASED PARTIES (IF AND TO THE EXTENT APPLICABLE) FROM ANY CLAIMS WITH RESPECT TO ANY (A) REPRESENTATIONS, COVENANTS, INDEMNITIES OR ANY OTHER OBLIGATIONS UNDER THE PURCHASE AND SALE AGREEMENT THAT SURVIVE THE CLOSING UNDER THE PURCHASE AND SALE AGREEMENT AND/OR (B) REPRESENTATIONS, COVENANTS, INDEMNITIES OR ANY OTHER

OBLIGATIONS UNDER THIS RELEASE, OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT EXECUTED BY ANY OF THE PARAMOUNT RELEASED PARTIES AT OR IN CONNECTION WITH THE CLOSING UNDER THE PURCHASE AND SALE AGREEMENT.

The undersigned BCSP Partner expressly acknowledges and agrees to the foregoing provisions of this Section 2(b), with full knowledge of the meaning and effect thereof:

BCSP Partner’s Initials

3. Counterparts. This Release may be executed in a number of identical counterparts which, taken together, shall constitute collectively one Release. In making proof of this Release, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature. The parties further agree that an executed facsimile or .pdf counterpart hereof shall constitute a binding agreement and be treated as an original document.

4. Successors and Assigns. This Release shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.

5. Governing Law. This Release shall be governed and construed in accordance with the laws of the State of Delaware and the applicable laws of the United States of America.

6. Representation by Counsel. Each of the parties hereto hereby acknowledges and agrees that such party has read this Release, has consulted with independent legal counsel before executing this Release and has had such independent legal counsel explain the meaning and effect of this Release, and has relied upon its own judgment in executing this Release with full knowledge of the meaning and effect of this Release.

7. Severability. In the event that any one or more of the provisions contained in this Release shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then (x) to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Release, (y) in lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as a part of this Release a provision as similar to such invalid, illegal or unenforceable provision as may be valid, legal and enforceable and (z) if the deletion or modification of the invalid, illegal or unenforceable provision as aforesaid shall disproportionately burden and/or benefit the BCSP Partner, on the one hand, or the Paramount Parties, on the other hand, the parties hereto intend that this Release shall be further modified to mutually burden and/or benefit the BCSP Partner, on the one hand, and the Paramount Parties, on the other hand.

8. Effectiveness. This Release is subject to, and shall only be effective upon, the Closing under the Purchase and Sale Agreement on the date hereof.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Release to be effective as of the date first above written.

BCSP PARTNER:

BCSP 1633 BROADWAY, LLC, a Delaware limited liability company

By:
Name:
Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

PARAMOUNT PARTIES

PGREF I PARAMOUNT PLAZA GP, LLC, a Delaware limited liability company

By:
Name:
Title:

[FUND I SIG BLOCK]

By:
Name:
Title:

[FUND IV SIG BLOCK]

By:
Name:
Title:

[FUND IV CAYMAN SIG BLOCK]

By:
Name:
Title:

PARAMOUNT GROUP, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT C

FORM OF LOCK-UP AGREEMENT

—, 2014

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated,

as Representative of the several

Underwriters to be named in the

within-mentioned Underwriting Agreement

One Bryant Park

New York, New York 10036

Re:	Proposed Public Offering by Paramount Group, Inc.

Dear Sirs:

The undersigned, a stockholder of Paramount Group, Inc., a Maryland corporation (the “Company”), understands that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company providing for the public offering of shares (the “Securities”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Underwriting Agreement that, during the period beginning on the date hereof and ending on the date that is 180 days from the date of the Underwriting Agreement, the undersigned will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company’s Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

Merrill Lynch agrees that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock by any stockholder of the Company, Merrill Lynch will notify the undersigned of the impending release or waiver and will grant a release and waiver to the undersigned with respect to the same proportion of the shares held by the undersigned. The provisions of this paragraph will not apply if (i) the release or waiver is effected solely to permit a transfer not for consideration and (ii) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of Merrill Lynch, provided that (1) Merrill Lynch receives a signed lock-up agreement for the balance of the lockup period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended, and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers:

(i) as a bona fide gift or gifts; or

(ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

(iii) as a distribution to limited partners or stockholders of the undersigned; or

(iv) to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned.

Furthermore, the undersigned may sell shares of Common Stock of the Company purchased by the undersigned on the open market following the public offering of the Securities if and only if (i) such sales are not required to be reported in any public report or filing with the Securities Exchange Commission, and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

It is understood that, if (i) the Company notifies the Representatives in writing that it does not intend to proceed with the Offering, (ii) the Underwriting Agreement is not executed on or before December 26, 2014, (iii) the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate pursuant to its terms or be terminated for any reason prior to payment for and delivery of the shares of Common Stock to be sold thereunder (other than any shares issuable upon exercise of the option granted to the Underwriters), or (iv) all officers and directors of the Company have not become bound by a lock-up agreement substantially identical to this lock-up agreement or all persons or entities who are 1% or greater stockholders of the Company (other than solely as a result of acquisitions in the public offering of the Securities or thereafter) have not either become bound by a lockup agreement substantially identical to this lock-up agreement or will be required to become bound thereby as a condition to the receipt by such stockholders of the distribution of their shares, this lock-up agreement shall immediately terminate and the undersigned shall automatically be released from all of his, her or its obligations under this lock-up agreement.

This lock-up agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

[Remainder of page intentionally left blank]

2

Very truly yours,

Signature:
Print Name:

3

EXHIBIT D

TRANSFER TAX CALCULATION

1633 Broadway - Transfer Tax Calculation

New York State Transfer Taxes:

12 month trailing NOI **		$106,500,000.00

Long Term AFR (April 2014) **	3.290%
Spread	2.000%

NYS Cap Rate	5.290%

Taxable Consideration		$2,013,232,514.18

REIT Transfer Taxes - NY State Tax Rate		0.20%

Transfer Tax - NY State			$4,026,465.03

New York City Transfer Taxes:

Assessed Value*/**		$708,280,000.00

REIT Transfer Taxes - NY City Tax Rate		1.3125%

Transfer Tax - NY City			$9,296,175.00

Total Transfer Tax - REIT shares			$13,322,640.03

Beacon share at 24.5%			$3,264,046.81

*	amount reflects assessed value as of April, 2014
**	variable and subject to adjustment in accordance with Section 14.1